Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333- 114717 and No. 333-139453 on Form S-8 of  our report dated April 1 2008, relating to the financial statements and the effectiveness of internal controls over financial reporting, appearing in this Annual Report on Form 10-K of The Bank Holdings for the year ended December 31, 2007

/s/ Moss Adams LLP

Stockton, California

April 1, 2008